Exhibit 10.21

EXECUTION COPY

Share Pledge Agreement

Pursuant to the Acquisition Agreement dated as of July 27, 2004 by and between AsiaInfo Holdings, Inc., a Delaware corporation (“AsiaInfo”) and Lenovo Group Limited, a Hong Kong corporation (“LGL”) (the “Acquisition Agreement”), and as supplemented and amended by Supplement and Amendment No.1 to Acquisition Agreement, dated as of October 1, 2004, by and between AsiaInfo and LGL (the “Supplement”; the Acquisition Agreement, as supplemented and amended by the Supplement, shall be referred to herein as the “Amended Acquisition Agreement”), this Share Pledge Agreement (this “Agreement”) has been executed by and among the following parties on October 19, 2004 in Beijing. In the event of any inconsistencies between the Amended Acquisition Agreement and this Agreement, the provisions of the Amended Acquisition Agreement shall prevail.

Party A: Lenovo-AsiaInfo Technologies, Inc. (hereinafter “Pledgee”)

Address:	4/F Zhongdian Information Tower, No.6 Zhongguancun South Street, Haidian District, Beijing 100086, P.R. China

Party B: Lenovo (Beijing) Limited (hereinafter “Pledgor “)

Address:	No. 6 Chuangye Road, Shangdi, Haidian District, Beijing 100085, P.R. China

Party C: Lenovo Computer System and Technology Service Limited. (hereinafter “Party C”)

Address:	No. 6 Chuangye Road, Shangdi, Haidian District, Beijing 100085, P.R. China

Whereas:

1.	Pledgor is a company duly organized and existing under the laws of the People’s Republic of China (hereinafter referred to as “China”), and holds 75% of the equity interest in Party C. Party C is a limited liability company registered in Beijing, China and duly organized and existing under the laws of China engaging in information technology related business.

2.	Pledgee is a wholly-foreign-owned enterprise registered in Beijing, China and duly organized and existing under the laws of China. Pledgee and Party C have executed a Business Cooperation Agreement (as defined below);

3.	Pledgor hereby pledges all of its equity interest in Party C to Pledgee as security for all payments due and payable by Party C to Pledgee, including without limitation, the consulting and service fees, under the Business Cooperation Agreement.

4.	Party C intends to acknowledge the respective rights and obligations of Pledgor and Pledgee under this Agreement, and to provide any necessary assistance in registering the Pledge;

Therefore, the Parties have mutually agreed to execute this Agreement upon the following terms.

1.	Definitions

Unless otherwise provided for in this Agreement, the terms below shall have the following meanings:

1.1	“Pledge” shall refer to the security interest granted by Pledgor to Pledgee pursuant to Article 2 of this Agreement, i.e., the right of Pledgee to be compensated on a preferential basis upon the conversion, auction or sale of the Equity Interest.

1.2	“Equity Interest” shall refer to all of the equity interest in Party C which is currently lawfully held by or to be acquired by Pledgor.

1.3	“Term of Pledge” shall refer to the term set forth in Section 3.2 of this Agreement.

1.4	“Business Cooperation Agreement” shall refer to the Exclusive Business Cooperation Agreement executed by and between Party C (which is partially owned by Pledgor) and Pledgee on October 19, 2004.

1.5	“Event of Default” shall refer to any of the circumstances set forth in Article 7 of this Agreement.

1.6	“Notice of Default” shall refer to the notice issued by Pledgee in accordance with this Agreement declaring an Event of Default.

2.	The Pledge

As security for the prompt and complete performance of all or any part of the payments due and payable by Party C to Pledgee (whether by virtue of maturity, acceleration or otherwise), including without limitation the consulting and services fees, under the Business Cooperation Agreement, Pledgor hereby agrees to pledge and pledges the Equity Interest in Party C which is currently lawfully held by or to be acquired by Pledgor, to Pledgee.

3.	Term of the Pledge

3.1	This Agreement shall become effective as of the date when this Agreement is approved by the governmental authority authorized by the Ministry of Commerce of the People’s Republic of China. The Pledge shall be continuously valid until all payment obligations under the Business Cooperation Agreement have been fulfilled by Party C. The parties agree that Party C shall, within 10 business days following the execution of this Agreement, complete the related government approval and filing procedure of the Pledge, and shall register the Pledge in the Shareholders’ Register of Party C.

3.2	During the term of the Pledge, in the event Party C fails to pay the consulting or service fees in accordance with the Business Cooperation Agreement to Pledgee, Pledgee shall have the right, but not the obligation, to dispose of the Equity Interest in accordance with the provisions of this Agreement.

4.	Custody of Pledge Records

4.1	Upon the registration of the Pledge in the Shareholders’ Register of Party C, Pledgor shall deliver to Pledgee’s custody the capital contribution certificate for the Equity Interest and the Shareholders’ Register of Party C. Pledgee shall have custody of such records during the entire term of the Pledge set forth in this Agreement.

4.2	Pledgee shall have the right to collect dividends generated by the Equity Interest during the term of the Pledge.

5.	Representations and Warranties of Pledgor

5.1	Pledgor is the sole legal and beneficial owner of the Equity Interest.

5.2	Pledgee shall have the right to dispose of and transfer the Equity Interest in accordance with the provisions set forth in this Agreement.

5.3	Except for the Pledge, Pledgor has not created any security interest or other encumbrance over the Equity Interest.

6.	Covenants and Further Agreements of Pledgor

6.1	Pledgor hereby covenants to the Pledgee, that during the term of this Agreement, Pledgor:

6.1.1	shall not transfer the Equity Interest, incur or permit the existence of any security interest or other encumbrance that may affect the Pledgee’s rights and interests in the Equity Interest, without the prior written consent of Pledgee, except for the performance of the Equity Transfer Arrangement Agreement executed by Pledgor, Pledgee and Party C on October 19, 2004;

6.1.2	shall comply with the provisions of all laws and regulations applicable to Pledge, and shall, within 5 days of receipt of any notice, order or recommendation issued or prepared by relevant competent authorities regarding the Pledge, present the aforementioned notice, order or recommendation to Pledgee, and shall comply with the aforementioned notice, order or recommendation or submit objections and representations with respect to the aforementioned matters upon Pledgee’s reasonable request; and

6.1.3	Promptly notify Pledgee of any event or notice received by Pledgor that may have an impact on Pledgee’s rights to the Equity Interest or any portion thereof, as well as any event or notice received by Pledgor that may have an impact on any guarantees and other obligations of Pledgor under this Agreement.

6.2	Pledgor agrees that the rights acquired by Pledgee in accordance with this Agreement with respect to the Pledge shall not be interrupted or harmed by Pledgor or any successors or representatives of Pledgor or any other persons through any legal proceedings.

6.3	To protect or perfect the security interest granted by this Agreement for payment of the consulting and service fees under the Business Cooperation Agreement, Pledgor hereby undertakes to execute in good faith and to cause other parties who have an interest in the Pledge to execute all relevant certificates, agreements, deeds and/or covenants reasonably required by Pledgee. Pledgor also undertakes to perform and to cause other parties who have an interest in the Pledge to perform actions reasonably required by Pledgee, to facilitate the exercise by Pledgee of its rights and authority granted thereto by this Agreement, and to enter into all relevant documents regarding ownership of equity interest with Pledgee or a designee(s) of Pledgee (natural persons/legal persons). Pledgor undertakes to provide Pledgee within a reasonable time with all relevant notices, orders and decisions regarding the Pledge reasonably requested by Pledgee.

6.4	Pledgor hereby undertakes to comply with and perform all guarantees, promises, agreements, representations and conditions under this Agreement. In the event of failure or partial performance of such guarantees, promises, agreements, representations and conditions hereunder by Pledgor, Pledgor shall compensate for all the losses suffered by the Pledgee.

7.	Event of Default

7.1	Each of the following shall be an Event of Default:

7.1.1	Party C fails to pay in full any of the consulting and service fees payable under the Business Cooperation Agreement or breaches any other obligations of Party C thereunder;

7.1.2	Any representation or warranty by Pledgor in Article 5 of this Agreement contains material misrepresentations or errors, and/or Pledgor violates any of the warranties in Article 5 of this Agreement or any of the covenants in Article 6 of this Agreement;

7.1.3	Pledgor breaches any provisions of this Agreement;

7.1.4	Except as expressly stipulated in Section 6.1.1, Pledgor transfers or purports to transfer or abandons the Equity Interest pledged or assigns the Equity Interest pledged without the written consent of Pledgee;

7.1.5	Any of Pledgor’s own loans, guarantees, indemnifications, promises or other debt liabilities to any third party or parties (1) become subject to a demand of early repayment or performance due to a default on the part of Pledgor; or (2) become due but are not capable of being repaid or performed in a timely manner by Pledgor;

7.1.6	Any approval, license, permit or authorization of government agencies that makes this Agreement enforceable, legal and effective is withdrawn, terminated, invalidated or substantively changed;

7.1.7	The promulgation of applicable laws renders this Agreement illegal or renders it impossible for Pledgor to continue to perform its obligations under this Agreement;

7.1.8	Adverse changes in properties owned by Pledgor, which in the judgment of Pledgee may affect the Pledgor’s ability to perform its obligations under this Agreement;

7.1.9	The successor or custodian of Party C is only capable of partially performing or refuses to perform the payment obligations under the Business Cooperation Agreement; and

7.1.10	Any other circumstances that may affect the ability of Pledgee to exercise its right under the Pledge.

7.2	Upon notice or discovery of the occurrence of any circumstance or events described in Section 7.1 or any circumstances or events that may lead to the circumstances described in Section 7.1, Pledgor shall immediately notify Pledgee in writing of such occurrence.

7.3	Unless an Event of Default set forth in Section 7.1 has been successfully resolved to Pledgee’s satisfaction, Pledgee may issue a Notice of Default to Pledgor in writing upon the occurrence of such Event of Default or at any time thereafter and dispose of the Pledge in accordance with the provisions of Article 8 of this Agreement.

8.	Exercise of Pledge

8.1	Prior to the full payment of the consulting and service fees described in the Business Cooperation Agreement, without the Pledgee’s written consent, Pledgor shall not assign the Pledge or the Equity Interest in Party C to any third party.

8.2	Pledgee may issue a Notice of Default to Pledgor when exercising the Pledge.

8.3	Subject to the provisions of Section 7.3, Pledgee may exercise the right to enforce the Pledge concurrently with the issuance of a Notice of Default in accordance with Section 7.2 or at any time after the issuance of such Notice of Default. Once Pledgee elects to enforce the Pledge, Pledgor shall cease to be entitled to any rights or interests associated with the Equity Interest.

8.4	In the event of default, Pledgee is entitled to hold the Equity Interest pledged hereunder and to dispose of the Equity Interest, to the extent permitted and in accordance with applicable law, without the obligation to account to Pledgor for proceeds of disposition and Pledgor hereby waives any rights it may have to demand any such proceeds from Pledgee. Likewise, in such circumstance Pledgor shall have no obligation to Pledgee for any deficiency remaining after such disposition of the Equity Interest.

8.5	When Pledgee disposes of the Pledge in accordance with this Agreement, Pledgor and Party C shall provide all necessary assistance to enable Pledgee to enforce the Pledge in accordance with this Agreement.

8.6	Notwithstanding any provisions to the contrary in this Agreement, any and all liability of Pledgor under this Agreement shall be limited to the Equity Interest in Party C and the Pledgor shall not be required to undertake any liability or provide any remedy from assets other than the Equity Interest.

9.	Assignment

9.1	Without Pledgee’s prior written consent, Pledgor shall not have the right to assign or delegate its rights and obligations under this Agreement.

9.2	This Agreement shall be binding on Pledgor and its successors and permitted assigns, and shall be valid with respect to Pledgee and each of its successors and assigns.

9.3	At any time, Pledgee may assign any and all of its rights and obligations under the Business Cooperation Agreement to its designee(s) (natural/legal persons, who shall be qualified to be assign(s) in accordance with relevant laws and regulations)), in which case the assigns shall have the all rights and obligations of Pledgee under this Agreement, as if it were the original party to this Agreement. When the Pledgee assigns its rights and obligations under the Business Cooperation Agreement to a designee, upon Pledgee’s request, Pledgor shall all execute relevant agreements or other documents relating to such assignment.

9.4	In the event of a change in Pledgee due to an assignment, Pledgor shall, at the request of Pledgee, execute a new pledge agreement with the new pledgee on the same terms and conditions as this Agreement.

9.5	Pledgor shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by the parties hereto or any of them, including the Equity Transfer Arrangement Agreement and the Power of Attorney granted to Pledgee, perform the obligations hereunder and thereunder, and refrain from any action or omission that may affect the effectiveness and enforceability hereof and thereof. Any remaining rights of Pledgor with respect to the Equity Interest pledged hereunder shall not be exercised by Pledgor except in accordance with the written instructions of Pledgee.

10.	Termination

Upon the full payment of the consulting and service fees under the Business Cooperation Agreement and upon termination of Party C’s obligations under the Business Cooperation Agreement, this Agreement shall be terminated.

11.	Handling Fees and Other Expenses

All fees and out-of-pocket expenses relating to this Agreement, including legal costs, cost of production, stamp tax and any other taxes and fees shall be borne by Party C. In the event that the law requires Pledgee to pay relevant taxes, Party C shall fully reimburse Pledgee for all such taxes paid by it.

12.	The Duty to Maintain Confidentiality

The Parties acknowledge that any oral or written information exchanged among them with respect to this Agreement is confidential information. Each Party shall maintain the confidentiality of all such information, and without obtaining the written consent of other Parties, it shall not disclose any relevant information to any third parties, except in the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, and such legal counsel or financial advisor are also bound by confidentiality duties similar to the duties in this section. Disclosure of any confidential information by any staff member or agent hired by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for such breach under this Agreement. This section shall survive the termination of this Agreement for any reason.

13.	Governing Law and Resolution of Disputes

13.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

13.2	Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration at the Hong Kong International Arbitration Center (“HKIAC”) under the UNCITRAL Arbitration Rule. For the purpose of such arbitration, there shall be a board of arbitration (the “Board of Arbitration”) consisting of three arbitrators, each of Pledgor and Pledgee shall select one (1) member and the third member shall be selected by mutual agreement on a third member within twenty (20) days after their selection, such third member shall thereafter be selected by the HKIAC upon application made to it for such purpose. The language used in such arbitration shall be English, and the place of arbitration shall be in Hong Kong at HKIAC. Any such arbitration shall be administered by HKIAC in accordance with HKIAC Procedures for Arbitration in force at the date of this Agreement including any additions to the UNCITRAL Arbitration Rules as are therein contained. The decision by the Board of Arbitration shall be final and binding on the parties.

13.3	Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

14.	Notices

14.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such party set forth below. A confirmation copy of each notice shall also be sent by E-mail. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

14.1.1	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery or refusal at the address specified in such notices.

14.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

14.2	For the purpose of giving notices, the contact details of the Parties are as follows:

Party A:	4/F Zhongdian Information Tower, No.6 Zhongguancun South Street, Haidian District, Beijing 100086, P.R. China
Attn: Yu Dong
Phone: +86-10-6250 1658
Facsimile: +86-10-6250 1665
E-mail: dongyu@asiainfo.com

Party B:	No. 6 Chuangye Road, Shangdi, Haidian District, Beijing 100085, P.R.China
Attn: Yang Huan
Phone: +86-10-5886 5686
Facsimile: +86-10-5886 5692
E-mail: yanghuan@lenovo.com

Party C:	No. 6 Chuangye Road, Shangdi, Haidian District, Beijing 100085, P.R. China
Attn: Yu Bing
Phone: +86-10-6250 1319
Facsimile: +86-10-6250 1668
E-mail: yubing@lenovoai.com

14.3	Any party may at any time change its address for notices by a notice delivered to the other Parties in accordance with the terms hereof.

15.	Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

16.	Attachments

The attachments to this Agreement shall be an integral part of this Agreement.

17.	Effectiveness

17.1	Any amendments, changes and supplements to this Agreement shall be in writing and shall become effective upon completion of the approval by the governmental authority authorized by the Ministry of Commerce of the People’s Republic of China after the affixation of the signatures or seals of the parties.

17.2	This Agreement is written in both Chinese and English. The parties hereto shall execute five originals, one for each party and two for government approval and filing procedure. Each original shall have equal validity. In case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

[SIGNATURE PAGE FOLLOWS]

Party A: Lenovo-AsiaInfo Technologies, Inc.

By:	/s Yu Bing
Name:	Yu Bing
Title:	President and Chief Executive Officer

Party B: Lenovo (Beijing) Limited

By:	/s/ Yang Yuanqing
Name:	Yang Yuanqing
Title:	Chief Executive Officer

Party C: Lenovo Computer System and Technology Service Limited

By:	/s/ Wang Xiaoyan
Name:	Wang Xiaoyan
Title:	Director

Attachments:

1.	Shareholders’ List of Lenovo Computer System and Technology Service Limited (Party C);

2.	The Capital Contribution Certificate for the Formation of Lenovo Computer System and Technology Service Limited (Party C);

3.	Exclusive Business Cooperation Agreement.

Attachment 1

Shareholders’ Register of Lenovo Computer System and Technology Service

Limited

1.	Lenovo (Beijing) Limited (Business License No.: Qidujingzongzi No.012723) owns and holds 75% of the equity interest of Lenovo Computer System and Technology Service Limited, and such 75% equity interest has been pledged to Lenovo-AsiaInfo Technologies, Inc.

2.	Lenovo Manufacturing Limited owns and holds 25% of the equity interest of Lenovo Computer System and Technology Service Limited, and such 25% equity interest has been pledged to Lenovo- AsiaInfo Technologies, Inc.

Lenovo Computer System and Technology Service Limited

By:	/s/ Yang Yuanqing
Name:	Yang Yuanqing
Title:	Legal Representative

October 19, 2004

Attachment 2

Capital Contribution Certificate for

Lenovo Computer System and Technology Service Limited

(No.: 001)

It is hereby certified that Lenovo (Beijing) Limited (Business License No.:Qidujingzongzi No.012723) has contributed Renminbi Thirty Seven Million Five Hundred Thousand (RMB37,500,000.00) to hold 75% of the equity interest of Lenovo Computer System and Technology Service Limited, and such 75% equity interest has been pledged to Lenovo-AsiaInfo Technologies, Inc.

Lenovo Computer System and Technology Service Limited

By:	/s/ Yang Yuanqing
Name:	Yang Yuanqing
Title:	Legal Representative

October 19, 2004

Capital Contribution Certificate for

Lenovo Computer System and Technology Service Limited

(No.: 001)

It is hereby certified that Lenovo Manufacturing Limited. has contributed Renminbi Twelve Million Five Hundred Thousand (RMB12,500,000.00) to hold 25% of the equity interest of Lenovo Computer System and Technology Service Limited, and such 25% equity interest has been pledged to Lenovo-AsiaInfo Technologies, Inc.

Lenovo Computer System and Technology Service Limited

By:	/s/ Yang Yuanqing
Name:	Yang Yuanqing
Title:	Legal Representative

October 19, 2004